SEPARATION AGREEMENT

         This Separation Agreement (hereinafter "Agreement") is made and entered into by and between Karen Lundquist Malkewitz (hereinafter "Malkewitz"), and Louisiana-Pacific Corporation (hereinafter ("L-P"). For purposes of this Agreement, references to "L-P" shall include all officers, directors, employees, agents, parent corporations, divisions, subsidiaries and all persons acting by, through, under or in concert with any of them, and "Malkewitz" shall include any heirs, assigns or other persons or entities acting on Malkewitz's behalf.

         L-P and Malkewitz have agreed to amicably separate their employment relationship upon the following terms and obligations:

1. Separation Date. Malkewitz will receive her regular salary and benefits through her pay-through date of January 4, 1999, which date represents her last regular workday, plus accrued and unused vacation days. Malkewitz acknowledges this sum represents all wages due her.

2.     Compensation and Other Consideration.

         a. Separation Pay - Malkewitz shall receive a lump sum equal to 52 weeks' base pay, or $199,500, less required withholdings.

         b. Medical, Dental and Vision Insurance - Following the termination of Malkewitz's present L-P-paid coverages upon Malkewitz's last regular workday, Malkewitz will be offered medical, vision and dental continuation coverage pursuant to the Federal Consolidated Omnibus Reconciliation Act ("COBRA"), at L-P's expense through February 28, 1999. Thereafter, Malkewitz will be required to make any such payments at her own expense.

         c. Other Insurance - Business Accident Travel insurance will cease on Malkewitz's last regular workday. Personal Accident Insurance and Long Term Disability will continue until the last regular workday for which a Personal Accident Insurance and Long Term Disability payroll deduction for Malkewitz is taken.

         d. Employee Stock Ownership Trust - Malkewitz acknowledges that as of her last regular workday, she will not have completed the five (5) years of service required for vesting and therefore has no further rights in this trust.

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         e.  Employee  Stock  Purchase  Plans - Nothing in this Agreement  will affect or impair Malkewitz's rights under the Employee Stock Purchase Plans offered to L-P employees.

         f. Annual Bonus - Malkewitz's 1998 annual bonus, if any, less required withholdings, will be determined at the Board of Directors Meeting held the first quarter of 1999. Any annual bonus will be based upon the level of attainment of individual goals for 1998 under L-P's Annual Cash Incentive Award Plan for executive officers or, where applicable, the executive's contract bonus amount for 1998 if this amount is greater. Malkewitz acknowledges that such annual bonus is not due or owing for purposes of Oregon law until the date on which it is determined.

         g. Long Term Incentive Compensation - Malkewitz's long term incentive compensation of $20,000 per annum for years 1997 and 1998 will be paid at the time of severance, less required withholdings.

         h. Stock Options - Malkewitz will have until and including April 4, 1999 to exercise any stock options which are vested as of her last regular workday. All of Malkewitz's stock options which are not vested as of her last regular workday shall be canceled and of no further effect. Malkewitz shall have no rights with respect to stock options which are not vested as of her last regular workday. On April 5, 1999, all vested stock options not previously exercised shall expire and be of no further effect.

3. Future Cooperation. As further consideration, Malkewitz acknowledges that she has acquired particular knowledge, information and expertise in her capacity as Vice President, Manufacturing of L-P, and shall make herself available, as reasonably necessary, in person and by telephone to cooperate and provide assistance to L-P regarding pending and future government investigations, pending and future administrative actions and pending or future litigation, for which she has or enjoys such information, knowledge and expertise. Malkewitz agrees that she will notify L-P as soon as reasonably practicable of any subpoena that she receives that relates to her former capacity as Vice-President, Manufacturing. Malkewitz will be compensated for her time pursuant to a rate of $200 per hour with a maximum of $1,500 per day and the reimbursement of expenses for reasonable travel, telephone, mail and other similar items, as required.

4. Financial Planning Services. L-P shall provide to Malkewitz at L-P's expense financial services, consistent with its

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       current practices,  through Ayco Company,  L.P., for a period of one year following the effective date of this Agreement.

5.     Release.   Except  as  otherwise  provided  herein,   Malkewitz  and  L-P
       irrevocably and unconditionally release, acquit and forever discharge each other and their respective owners, stockholders, predecessors, successors, assigns, heirs, agents, directors, officers, employees, employee benefit plans and trusts, representatives and attorneys of such divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them from any and all charges, complaints, claims, promises, agreements, controversies, liabilities, obligations, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known, whether based on contract, statute or common law, or unknown which Malkewitz or L-P now have, own, or hold, or claims to have, own, or hold, or to have had, owned, or held against any of the parties so released.

       Malkewitz specifically acknowledges and agrees that by executing this Agreement she is releasing any claims against L-P for claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family and Medical Leave Act, the Federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Or. Rev. Stat. Chapter 659 and any claims growing out of any legal restriction on L-P's right to terminate its employees including, but not limited to, contract, tort, public policy or wrongful discharge.

       Malkewitz understands that she has, by this Agreement and release, been advised to consult with an attorney of her choice before signing. Malkewitz also understands that she has up to twenty-one (21) full days to consider whether to sign this Agreement and release. By signing on the date shown below, Malkewitz voluntarily elects to forego waiting 21 full days to sign the Agreement and release.

       Malkewitz and L-P acknowledge and agree that for a period of seven (7) calendar days following her execution of this Agreement, Malkewitz may revoke this Agreement by providing L-P with written notification of such revocation and that this Agreement shall not become effective or enforceable until such revocation period has lapsed.

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6.     Non-Disclosure.  Malkewitz  recognizes and  acknowledges  that during the course of her employment she has had and will continue to have access to certain information not generally known to the public, relating to the products, sales or business of L-P which may include without limitation, data, programs, customer or contact lists, sources of supply, prospects or projections, manufacturing techniques, processes, formulas, research or experimental work, work in process, trade secrets or any other
       proprietary   or   confidential   matter   (collectively    "Confidential
       Information").   Malkewitz  agrees  that,  except  as  directed  by  L-P,
       Malkewitz will not at any time, whether during or after her employment with L-P, use or disclose to any person for any purpose other than for the benefit of L-P, any Confidential Information, or permit any person to use, examine or make copies of any documents, files, data or other information sources which contain or are derived from Confidential Information, whether prepared by Malkewitz or otherwise coming into Malkewitz' possession or control, without the prior written permission of L-P.

7. Confidentiality. Malkewitz agrees to keep the terms, amount and fact of this Agreement confidential, and to not hereafter disclose any information concerning this Agreement to anyone, including, but not limited to, any past, present, or prospective employee or applicant for employment of L-P, without the express written permission of L-P. Notwithstanding the above, it shall not be a breach of this Agreement if such disclosure is between Malkewitz and her immediate family, between Malkewitz and officers of L-P, or if such disclosure is necessary for effectuating this Agreement, is by compulsion of law, is made to an attorney for legal advice, or is made to a tax advisor for tax planning and preparation purposes, provided that Malkewitz shall impose on any such person these strict confidentiality requirements. Any breach by Malkewitz of this provision will be remedied by immediate repayment by Malkewitz of the consideration provided in paragraph 2(a), in addition to any other remedies, including equitable remedies, recoverable under the law.

8. Complete Agreement. This Agreement embodies the complete understanding and agreement of the parties hereto relating to the subject matter hereof.

9. Advice of Attorneys. Malkewitz has been advised to consult with an attorney or attorneys of her choosing before executing this Agreement.

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10.    Attorney  Fees.  It is hereby  agreed  among the parties  that should any complaint be filed or claim be made arising out of the breach of any of the provisions of this Agreement or for the purpose of enforcing any of its provisions, the prevailing party or parties shall be entitled to its or their reasonable attorney fees from all other parties as determined by the trial court. If any appeal is taken from the decision of the trial court, the prevailing party or parties shall be entitled also to its or their additional attorney fees on appeal as determined by the appellate court.

11. Choice of Law. This Agreement is made and entered into in the State of Oregon and shall in all respects be interpreted, enforced and governed under the laws of Oregon. The language of all parts of the Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. Should any portion of this agreement be found void, the remainder shall continue in full force and effect.

12. No admission. This Agreement shall not be construed in any manner as an admission by L-P that it has violated any law, policy or procedure or acted wrongfully with respect to Malkewitz or any other person. Malkewitz understands that L-P specifically disclaims any liability to Malkewitz arising from her employment relationship with L-P.

13.    Execution of Agreement. This Agreement may be executed in counterparts.


This release is executed by me without reliance on any representation by L-P or any of its representatives and I further state that I HAVE CAREFULLY READ THE FOREGOING SETTLEMENT, HAVE BEEN ADVISED OF ITS MEANING AND CONSEQUENCES AND KNOW THE CONTENTS THEROF AND I SIGN THE SAME AS MY OWN FREE ACT.

Executed at 5:O5 p.m., this 28 day of October, 1998.

LOUISIANA-PACIFIC CORPORATION                KAREN LUNDQUIST MALKEWITZ



By:  /s/ Mark A. Suwyn                       /s/ Karen D. Malkewitz
                                                 (formerly Lundquist)
Title:  CEO & Chairman                       Karen Lundquist Malkewitz

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